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EXHIBIT O
Proposed Notice
Pursuant to Rule 22(f)

(Release No. 35-     )


FILINGS UNDER THE PUBLIC UTILITY HOLDING
COMPANY ACT OF 1935 ("ACT")


September   , 1997


	Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

	Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by
September   , 1997 to the Secretary, Securities and Exchange Commission,
Washington, DC 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

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Consolidated Natural Gas Company, et. al. (70-8981)
___________________________________________________

Consolidated Natural Gas Company ("Consolidated"), CNG Tower, 625
Liberty Avenue, Pittsburgh, Pennsylvania, 15222-3199, a registered holding company, and Consolidated's wholly-owned subsidiaries, CNG Energy Services Corporation ("Energy Services") and CNG Power Company ("Power Company"), One Park Ridge Center, P.O. Box 15746, Pittsburgh, Pennsylvania 15244-0746, have filed an application-declaration pursuant to Sections 6, 7, 12, 13 and 32 of the Act and Rules 43, 45, 53, 54, 83, 87, 90, and 91 thereunder.

	Consolidated proposes that Power Company become the primary vehicle for the Company to invest in exempt wholesale generators ("EWGs"), as defined in
Section 32(a) of the Act, within the United States. Investments in EWGs by Power Company will be made using internally generated funds of Consolidated and will accordingly be outside the authorizations sought and subject to the limitations of Rule 53 promulgated under the Act.

	Application is also made for Consolidated, Energy Services, CNG Power and its subsidiaries, including special purpose intermediary companies, to enter guarantee arrangements, obtain letters of credit, and otherwise provide credit support with respect to obligations of their respective subsidiaries (including
EWGs) to third parties as may be needed and appropriate to enable them to carry on in the ordinary course of their respective businesses. The maximum aggregate limit on all such credit support by Consolidated, Energy Services, CNG Power and its subsidiaries at any one time will be $150 million. Credit support authorization would be for the period ending December 31, 2002.


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	Energy Services and its affiliates may perform services or construction for, or sell goods to, an EWG in which CNG Power has acquired an interest.
Such services, construction and goods may be provided at market rates (determined by arms-length negotiation or competitive bidding) if the EWG does not provide services, construction or goods directly or indirectly to Consolidated System utility affiliates located in the United States.

	Energy Services and its affiliates may contract with Consolidated associate companies in order to provide the above services, construction and goods. Services, construction and goods obtained from domestic utility associates would be at cost. Services, construction and goods from nonutility associates may be at either cost or market; provided, however, that services, construction and goods from nonutility associates substantially involved in the provision of services, construction or goods to Consolidated domestic utility associates would be at cost.

	Energy Services has authorized capital of 4,000 shares of common stock, $1.00 par value per share ("Common Stock"). In order to accommodate future financings including those requested herein and to reduce annual state of incorporation taxes based on the number of shares outstanding, application is made to (i) change the par value of each share of Common Stock from $1.00 to $10,000 and (ii) increase Energy Services' Common Stock equity authorization to 50,000 shares of common stock, $10,000 par value per share. Each outstanding




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share of $1.00 par value would be converted into a share of $10,000 par value through the transfer of $9,999 per share from the capital in excess of par value account to the capital stock account. Energy Service had 3,305 shares of Common Stock, $1.00 par value, outstanding at June 30, 1997. The issuance of each additionally authorized share of Common Stock for $10,000 per share would allow Energy Service to consummate additional equity financing for the purposes described herein and for other authorized or exempt transactions.

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	For the Commission, by the Division of Investment Management,

pursuant to delegated authority.

Jonathan G. Katz
Secretary